Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact Information:

Company Contact Brian McGee Chief Financial Officer 510-413-1201 bmcgee@lexarmedia.com	Investor Relations Jennifer Jarman The Blueshirt Group 415-217-7722 jennifer@blueshirtgroup.com

Lexar Announces Preliminary Fourth Quarter Financial Results

FREMONT, CA, January 25, 2005 — Lexar Media, Inc. (Nasdaq: LEXR), a leading marketer and manufacturer of high-performance digital media and accessories, today announced preliminary results for the fourth quarter ended December 31, 2004.

Fourth quarter net revenues are expected to be in a range of approximately $255 to $260 million, compared with $177.5 million in net revenues for the same period last year and $165.2 million for the third quarter of 2004. The company further expects to report a net loss in the range of $34 to $38 million or $0.44 to $0.48 per share, as compared to net income of $18.9 million or $0.21 per diluted share in the same period last year and a net loss of $3.5 million or $0.04 per share in the third quarter of 2004.

“Despite better than expected demand and sales of Lexar products during the holiday season, gross margins were negatively impacted primarily due to greater than anticipated price reductions and price protection obligations. Higher than anticipated marketing and G&A expenses also had a slight negative impact,” said Eric Stang, chairman, CEO and president, Lexar.

These expected results are based on preliminary information. The company plans to release quarterly financial results for the fourth fiscal quarter and full year on Thursday, February 3, 2005, and discuss its financial and operational results and business outlook during its regularly scheduled conference call at 2 p.m. that same day after the market close.

About Lexar Media, Inc.

Lexar is a leading marketer and manufacturer of flash memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 78 controller and system patents, and licenses its technology to companies including Olympus, Samsung Electronics, SanDisk and Sony. For more information, please call 1-800-789-9418 or visit www.lexarmedia.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include, among others, statements related to our anticipated financial results, including, but not limited to, the impact of greater than anticipated price reductions and price protection obligations during the quarter on our gross margins. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: that the determination of our anticipated financial results for the fourth quarter, including the impact of various factors on our gross margins, is based on preliminary information. Readers should also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 15, 2004, and our Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 9, 2004. We assume no obligation to update the forward-looking information contained in this news release.

NOTE: Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

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